UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                             FORM 15
                           -----------

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 12(g)-4, 12(h)-3 and 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                  COMMISSION FILE NUMBER  0-14411

                      Instructivision, Inc.
       -----------------------------------------------------
       (Exact name of registrant as specified in its charter)

P.O.Box 2004, 16 Chapin Road, Unit 904, Pine Brook, NJ            07058
--------------------------------------------------------         --------
(Address of registrant's principal executive offices)           (Zip Code)

Registrant's telephone number:  (973) 575-9992

       New Jersey                                22-2386359
 ----------------------                ----------------------------------
(State of Incorporation)               (IRS Employer Identification No.)

                Common Stock, par value $.001 per share
          -------------------------------------------------------
            (Title of Class of Securities covered by this Form)

                          none
------------------------------------------------------------------------
(Title of all other classes of scurities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es)to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)      [x ]
               Rule 12g-4(a)(1)(ii)     [x ]
               Rule 12g-4(a)(2)(i)      [  ]
               Rule 12g-4(a)(2)(ii)     [  ]

Approximate number of holders of record as of the certification or notice
date:   294


     Pursuant to the requirements of the Securities Exchange Act of 1934 Instructivision Inc has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated  May 12, 2003

Instructivision Inc

s/Rosemary Comras
Principal Executive, Financial and
Accounting Officer